ANNUAL SHAREHOLDERS MEETING

At the annual shareholders' meeting held June 20, 2000, shareholders approved the following by the votes indicated:

   Election of Directors:      For                 Against              Abstain
Stephen Anthony Carbine      517,752                none                45,783
     Winfred Thomas          517,752                none                45,783
     William Hahn            517,752                none                45,783

Election of Independent Fund Advisors of Vermont, Inc. as advisor for the Fund:
                               For                 Against              Abstain

   Votes Cast                517,752                none                45,783